Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JANUARY
     Dallas, Texas, January 4, 2007 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.28375 per unit, payable on January 30, 2007, to unit holders of record on January 16, 2007.
     This distribution reflects primarily the oil production for October 2006 and the gas production for September 2006. Preliminary production volumes are approximately 45,068 barrels of oil and 533,393 mcf of gas. Preliminary prices are approximately $54.07 per barrel of oil and $5.30 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)

Current Month	45,068	533,393	$54.07	$5.30

Prior Month	27,256	350,112	$57.48	$6.10
     Due to the timing of the end of the month of December, approximately $184,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in December and prior to this press release, approximately $1,200,000 in revenue has been received.

     Also, approximately $612,000 for 2006 Ad Valorem taxes is being deducted from this month’s distribution as compared to $324,000 for 2005. These payments are normal expenditures at this time of year.
     For the available 2006 reports and additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
* * *

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541